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 MICHIGAN DEPARTMENT OF COMMERCE
 INSURANCE BUREAU
 RESTATED ARTICLES OF REDOMESTICATION
 (Domestic)


      The name of the corporation is THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA.

      The undersigned company and persons of full age, and pursuant to action by the Company's Board of Directors and stockholders, as appropriate, and subject to the approvals of the Commissioners of Insurance of the Commonwealth of Pennsylvania and the State of Michigan, do make, acknowledge, and verify these Restated Articles of Redomestication for the purpose of redomesticating The Manufacturers Life Insurance Company of America from the Commonwealth of Pennsylvania to the State of Michigan, pursuant to Michigan Insurance Code Sections 500.412 through 500.415, and for the purpose of restating the Articles of Agreement of The Manufacturers Life Insurance Company of America.


      The following Restated Articles of Redomestication of The Manufacturers Life Insurance Company of America was adopted by the stockholders of the company on the Fifteenth day of September, 1992, in the manner prescribed by law to be filed for approval with the above-identified Commissioners and to be effective immediately upon filing:


      Each article in the Articles of Agreement of The Manufacturers Life Insurance Company of America, as amended, is deleted in its entirety and the following is substituted in lieu thereof and supersedes the original Articles of Agreement and all amendments thereto:


 ARTICLE I

      The name of the corporation and by which it is known in law is The Manufacturers Life Insurance Company of America (the "Company") and its principal office for the transaction of business shall be in the City of Bloomfield Hills, State of Michigan.


 ARTICLE II

      The date of incorporation of the Company in the Commonwealth of Pennsylvania was April 11, 1977 and the date of incorporation of the redomesticated Company in the State of Michigan shall also be April 11, 1977.




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 ARTICLE III

      The Company is organized for the following purposes, as authorized by Chapter 6, Act No. 218 of the Public Acts of 1956, as amended, namely:


      1. To insure the lives of persons, and every insurance appertaining thereto; to grant and dispose of annuities, including variable life insurance contracts and variable annuity contracts and to insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto, when written as a part of a policy of life insurance.

      2. To insure against personal injury, disablement, or death resulting from traveling or general accidents, and against disablement resulting from sickness, and every insurance appertaining thereto.

      3. To have the power to establish either or both general or separate accounts in connection with the business authorized hereunder; to have the power to establish or acquire any subsidiary authorized by law; and to have the power to act in its own right in any similar capacity authorized by law.

      4. To have the right to buy, hold, sell, and convey personal property and such real estate or interest therein, as may be necessary or convenient for the proper conduct of the affairs of the corporation, and as permitted by law.

      5. To have all the powers conferred by law on a life insurance company organized for the purpose above set forth; and in connection therewith to have all powers conferred by law on all corporations organized and doing business under and by authority of Chapter 52 of the Michigan Insurance Code.


 ARTICLE IV

      The term of existence of the Company shall be perpetual.


 ARTICLE V

      The annual meeting of the stockholders of the Company shall be held on the First day of May of each year. If for any reason the annual meeting is not held on that date, the Board of Directors shall properly call and notice a special general meeting for the transaction of business of the annual meeting. The annual meeting of the stockholders of the Company shall be held at a place determined by the Company's Board of Directors unless otherwise required by law.


 ARTICLE VI

 AUTHORIZED SHARES OF STOCK

      The amount of capital stock of the Company is Five Hundred Five Million Dollars ($505,000,000.00) divided into two classes: common stock and preferred stock; Five Million (5,000,000) shares of the stock, of the par

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 value of One Dollar ($1.00) each, amounting in the aggregate at par to Five
 Million Dollars ($5,000,000) to be common stock and Five Million (5,000,000) shares of the stock, of the par value of One Hundred Dollars ($100.00) each, amounting in the aggregate at par to Five Hundred Million Dollars ($500,000,000) to be preferred stock. The preferred stock shall be non-voting, except as required by law, and shall be redeemable by the Company at any time determined by its Board of Directors. Preferred stock will take preference over common stock upon liquidation of the company. The holders of shares of common stock shall be entitled to one vote for each share of common stock held in the stockholders name on the books of the company on each matter submitted to a vote of the stockholders.


 ARTICLE VII

 DIVIDENDS

      Dividends and distributions on shares of a particular stock may be declared and paid with such frequency, in such form and in such amount as the Board of Directors may from time to time determine, provided, however, that dividends on the preferred stock will be noncumulative and will be at the rate of 10% on all issued preferred stock.

      Dividends and distributions may be paid in cash, property or shares, including authorized but unissued shares, or treasury shares, or a combination of any of the foregoing, as determined by the Board of Directors or pursuant to any programs the Board of Directors may have in effect at the time.


 ARTICLE VIII

 BOARD OF DIRECTORS

      The business of the Company shall be conducted by the Board of Directors. The number of Directors shall be not less than five nor more than twenty. At least one Director of the Company shall be a resident of the State of Michigan.

      Directors shall be elected annually at the annual meeting of stockholders, except that, if the stockholders at a special meeting called for the purpose or without a meeting by unanimous consent, shall increase the number of directors, additional directors to fill the vacancies so created shall be elected at such meeting or by such consent.


      The majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum shall not be in attendance, the meeting of the Board of Directors shall be adjourned from time to time until a quorum shall be present.


      A member of the Board of Directors may be removed, for cause, at any time by the affirmative vote of a majority of the Board of Directors.




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      If any vacancy on the Board of Directors shall occur by death, resignation, removal, or otherwise, the remaining directors shall continue to act, and such vacancy may be filled by a majority of the remaining directors, though less than a quorum. The person elected to fill the vacancy shall hold office for the remainder of the unexpired term or until a successor is duly elected and qualified.

      At its annual meeting, the Board of Directors shall elect a President, a Secretary, and a Treasurer; and may appoint one or more Vice-Presidents and such other officers with authority to act for such Board of Directors as they may see fit or as may be provided for by the Bylaws of the Company. Any person may serve in two or more offices, but a single person may not hold the positions of President and Vice-President or Secretary and Assistant Secretary at one and the same time.


 ARTICLE IX

      No director of the Company shall be personally liable to the Company stockholders or policyholders for monetary damages for breach of the director's fiduciary duty, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following:

      i. a breach of the director's duty of loyalty to the corporation or its stockholders or policyholders;

      ii. acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

      iii. a violation of Section 5036, 5276 or 5280 of the Michigan Insurance Code, being MCL 500.5036, 500.5276 and 500.5280;

      iv. a transaction from which the director derived an improper personal benefit; or

      v. an act or omission occurring on or before the date of filing of these Restated Articles of Redomestication.


      If the Michigan Insurance Code is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation and personal liability contained herein, shall be eliminated or limited to the fullest extent permitted by the Michigan Insurance Code as so amended. No amendment or appeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or appeal.


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      IN WITNESS WHEREOF,               , President, and                  ,
 Secretary of The Manufacturers Life Insurance Company of America, by affixing
 their signatures below on this      day of            , 1992 do hereby certify
 that the Restated Articles of Redomestication herein were duly adopted by the unanimous written consent of the stockholders.


________________________       ________________________
       , President                   , Secretary


Province of Ontario       )
County of                 )


     On this     day of         , 1992,  before me a notary public in and for
said county, personally appeared               and                ,  known to
me to be the persons named in and who executed the foregoing instrument, and severally acknowledged that they executed the same freely and for the intents and purposes therein mentioned.


Notary Public, in and for the Province of Ontario, County of My Commission does not expire.